Exhibit 10.1

January 10, 2011

Mr. Eric Brown

[Address]

Dear Eric:

Reference is made to your Amended and Restated Employment Agreement with Orthofix Inc. (the “Company”) and Orthofix International N.V. (“Parent”), dated July 1, 2009 (the “Agreement”). Pursuant to the notice of non-renewal of the Agreement that the Company provided to you on December 29, 2010, and as you, the Company and Parent have agreed, you will cease to serve as an employee of the Company (and cease serving as an officer of the Company and any of its subsidiaries, parents and affiliates, as applicable) as of the close of business on January 31, 2011 (the “Separation Date”). This letter agreement between you, the Company and Parent serves to memorialize the terms that you, the Company and Parent have agreed regarding your cessation of employment on the Separation Date.

You, the Company and Parent each hereby agree that notwithstanding anything to the contrary in the Agreement, the terms of which are hereby amended and superseded to the extent inconsistent with this letter, you will be provided a payment of (i) $180,000, representing all accrued unused vacation and earned but unpaid bonuses for the 2010 calendar year (the “2010 Accrued Compensation Payment”), on March 15, 2010 (or such earlier date when Parent pays other Parent and Company executives amounts owed under Parent’s Annual Incentive Plan for 2010 performance), and (ii) $465,000, representing all additional severance payment amounts (including with respect to outplacement, which outplacement payment amount you agree to waive) owed to you under the Agreement (the “Severance Payment,” and together with the 2010 Accrued Compensation Payment, the “Total Payment”) on August 1, 2011 (the “Severance Payment Date”), which Total Payment will represent and constitute all amounts owed to you by the Company and Parent pursuant to the Agreement (including but not limited to Sections 5.1(a), (b) and (e) thereof). Other than payment of your salary for work during 2011 through the Separation Date (which will be paid in the ordinary course pursuant to the Company’s standard payroll practices), you, the Company and Parent hereby agree that you will not be entitled to any further compensatory or other payments of any kind by the Company (or any subsidiary or affiliate of the Company including Parent) under the Agreement (or otherwise) other than the Total Payment. In addition, you hereby agree and acknowledge that your right to the Total Payment will be forfeited in the event that you revoke the Release (as defined below) at any time on or after the date hereof.

You, the Company and Parent each further hereby agree that notwithstanding the terms of Section 5.1(c) of the Agreement and the terms of your stock option award agreements, which are hereby amended and superseded as follows, your Parent stock options (all of which will accelerate by their pre-existing terms on the Separation Date) shall expire on and be forfeited as of (if not previously exercised), and shall no longer be exercisable after, August 1, 2011.

You further hereby agree to assist and fully cooperate with the Company, Parent and their respective subsidiaries and affiliates regarding any litigation, government investigation or dispute concerning the period of your employment with the Company, including without limitation, review of documents, interviews with Company and Parent counsel, and written or verbal testimony at trial, deposition or other legal proceedings, as determined by the Company or Parent as necessary from time to time, including, without limitation, product recalls, pending federal and state investigation, and any proceedings connected thereto. You agree to testify truthfully in any such proceeding and to provide truthful information in your dealings with our counsel. The participation, assistance and cooperation obligations under this paragraph shall continue as long as such litigation or proceeding is pending. In addition, if you are required to provide sworn testimony regarding the Company, Parent or its affiliates, you agree to notify the Company and consult with our designated legal counsel before and during any such testimony. The Company will be responsible for the costs of such designated counsel. You agree to testify truthfully in any proceedings. You agree to cooperate with respect to scheduling and coordinating with our designated legal counsel as part of your duties under this Agreement. Unless otherwise agreed by you and the Company, if you desire to have your own counsel present at the time you may be required to provide testimony, you will be responsible for payment to such counsel. In the event that you are requested by the Company to provide the assistance identified in this paragraph, and/or render any assistance the Company or Parent deems necessary or appropriate, as aforesaid, the Company will compensate you for the amount of time you expend in conjunction with your rendition of such service(s), such compensation to be commensurate with the rate of compensation currently paid to you, and the Company will reimburse you for any actual out-of-pocket expenses reasonably incurred by you in rendering such service(s). Nothing in this paragraph shall be construed, however, to restrict your ability, on advice of counsel, to rely on any rights you may possess in connection with any request for information or testimony from the any governmental agency, or construed to permit the Company to take any adverse action pursuant to the terms of this paragraph should you rely on such rights.

Notwithstanding anything herein to the contrary, nothing in this letter agreement shall alter any prior agreements between you, the law firm of Foley Hoag LLP and the Company regarding the advancement to you of certain personal legal expenses; provided, however, that you and the Company hereby agree that notwithstanding the prior terms of such agreements, any notice provided by the Company to you and/or Foley Hogan LLP in the future stating that the Company is ceasing to voluntarily advance expenses to you shall not be effective until 60 calendar days following delivery and receipt of such notice (at which time of notice delivery and receipt you would remain free to pursue any and all legal remedies with respect to such fees and rights to indemnification as if the agreements had never existed, and during which 60-day period the Company would continue to advance such personal legal expenses consistent with past practice). Further, nothing in this agreement shall alter or amend your rights, if any, to indemnification and advancement under Minn. R.S. 302A.521.

We understand you desire to avoid the imposition of tax under Section 409A of the Internal Revenue Code, as amended (the “Code”). As such, the Severance Payment is being made more than 6 months after the Separation Date. In addition, as required by Section 5.1(d) of the Agreement, if you desire to continue welfare coverage in any plan other than medical or dental, you must pay the full cost of continuation of such benefits until the Severance Payment Date, at which time the Company will reimburse you for the difference between the full cost and the costs you were paying for such coverage prior to the Separation Date. You also understand that your receipt of the Severance Payment and other benefits under the Agreement are contingent on your signing a release in the form attached hereto as Exhibit A (the “Release”) and all revocation periods for such Release having expired prior to 28 days from the date hereof (the “Release Return Date”). We will have no obligation to pay you the Severance Payment or provide you the other benefits if you do not sign the Release by the Release Return Date and if the applicable revocation period has not expired by the Release Return Date. The payments described in this letter (the “Payments”) are intended by you and the Company to comply with Section 409A of the Code, and the guidance and Treasury Regulations issued thereunder to the extent applicable thereto, and this letter will be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company will not be required to assume any increased economic burden in connection with the Payments. The Company does not represent or warrant that the Payments will comply with Section 409A of the Code or any other provision of federal, state, or local law. Neither the Company, nor any parent or affiliate, nor its or their respective directors, officers, employees or advisers (collectively, the “Parent Group”) will be liable to you (or to any other individual claiming a benefit through you) for any tax, interest, or penalties you might owe as a result of the Payments, and no member of the Parent Group shall have any obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Section 409A of the Code.

At this time, we also remind you of your non-competition, non-solicitation, confidentiality and other obligations under the Agreement. For the avoidance of doubt, nothing in this letter limits or alters your post-termination obligations to the Company and its affiliates under Section 6 of the Agreement, all of which will remain in effect in accordance with the Agreement following the date hereof and the Separation Date.

Please indicate your agreement and acknowledgment to the above by signing where indicated below and returning a copy to me. Your signature below will also constitute resignation by you, as of the Separation Date, from any and all officer positions with the Company or any of its parents, subsidiaries or affiliates.

Sincerely,

ORTHOFIX INC.

/s/ Alan W. Milinazzo
Alan W. Milinazzo
President and Chief Executive Officer

Agreed and Accepted:

/s/ Eric Brown
Eric Brown
Dated: January 10, 2011

EXHIBIT A

RELEASE

In exchange for the consideration set forth in the letter agreement, dated as of January 10, 2011, by and among Orthofix Inc. (the “Company”), Orthofix International N.V. (“Parent”) and myself (the “Letter Agreement”), which Letter Agreement amends in part my amended and restated employment agreement with the Company dated as of July 1, 2009 (the “Prior Employment Agreement,” and the Letter Agreement and such portions of the Prior Employment Agreement that are not amended by the Letter Agreement, collectively, the “Agreement”), the respective terms of which Agreement are incorporated herein by reference, I, Eric Brown, am entering into this Release (this “Release”) for good and valuable consideration as required by the Agreement, and agree as follows:

1. GENERAL RELEASE.

(a) On behalf of myself, my heirs, executors, successors and assigns, I irrevocably and unconditionally release, waive and forever discharge the Company, Parent, its members, divisions, subsidiaries, affiliates and related companies, including the Company Group (as defined below), or any member of the Company Group, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees and all liability whatsoever, whether known or unknown, fixed or contingent, suspected or unsuspected (collectively, “Claims”), which I had, have, or may have against Releasees relating to or arising out of my employment by or separation from the Company and its direct and indirect subsidiaries and parents (collectively, the “Company Group”), up to and including the date of execution of this Release, other than my right to receive the severance payments and other benefits and consideration described in the Agreement. This Release includes, without limitation: (i) claims at law or equity or sounding in contract (express or implied) or tort; (ii) claims arising under any federal, state or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran or military status, sexual orientation or any other form of discrimination, harassment or retaliation (including, without limitation, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Unruh Civil Rights Act, or any other federal, state or local laws, regulations and ordinances governing discrimination, harassment or retaliation in employment; and the right to bring demands, complaints, causes of action, and claims under any other federal, state, local or common law, statute, regulation or decision); (iii) claims arising under the Employee Retirement Income Security Act; or (iv) any other statutory or common law claims related to my employment with the Company or my separation from the Company. I further covenant not to sue any of the Releasees with respect to any matters released hereby.

(b) This release does not include a release or waiver of any rights or claims I have, or might subsequently have in my capacity as a stockholder of Orthofix International N.V. In addition, this Release shall not release the Company from its continuing obligation to honor the terms of the Agreement. However, this Release shall remain in full force and effect regardless of any claim by me that the Company failed to honor the terms of the Agreement. In the event of any such dispute, my sole remedy against the Company shall be to enforce the terms of the Release Agreement. I am also not waiving, and nothing in this Release is intended to waive, any right to coverage under any directors and officers insurance coverage, if any, provided by the Company, the Company Group, or any member of the Company Group, or any right to indemnification or expense advancement under any applicable Company Group articles of incorporation, bylaws or similar organizational document, if any, in each case, to which I might be entitled. I am also not waiving, and nothing in this Release is intended to waive, any claims I may have for unemployment insurance or workers’ compensation benefits, state disability compensation, claims for any vested benefits under any Company-sponsored benefit plan, or any claims that, as a matter of law, may not be released by private agreement. I am also not waiving, and nothing in this Release is intended to waive, any claims relating to the validity or enforceability of this Release; or any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or the National Labor Relations Board (“NLRB”); provided, however, that I shall not be entitled to recover any monetary damages or to non-monetary relief if the EEOC or NLRB were to pursue any claims relating to my employment with the Company.

EXCEPT AS OUTLINED ABOVE, THIS MEANS THAT, BY SIGNING THIS RELEASE, I WILL WAIVE ANY RIGHT I MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES THAT IN ANY WAY ARISES FROM OR RELATES TO MY EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS RELEASE.

(c) I acknowledge that different or additional facts may be discovered in addition to what I now know or believe to be true with respect to the matters herein released, and I agree that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. I represent and warrant that I have not previously filed or joined in any claims against the Company or any of the Releasees, that I have not given or sold any portion of any claims released herein to anyone else, and that I will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer.

(d) I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this Release, but I may voluntarily waive that period by signing it earlier, and I acknowledge that I am being advised herein to consult with legal counsel of my own choosing prior to executing this Release. I understand that for a period ending at the end of the seventh calendar day following my execution of this Release (“Revocation Period”), I shall have the right to revoke this Release by delivering a written notice of revocation to Robert S. Vaters, Orthofix Inc., Chief Financial Officer, 3451 Plano Parkway, Lewisville, TX 75056 no later than the end of the seventh calendar day after I sign this Release. I understand and agree that this Release will not be effective and enforceable until after the Revocation Period expires without revocation, and if I elect to exercise this revocation right, this Release shall be voided in its entirety, and the Company shall be relieved of all obligations under this Release and certain or all obligations under the Agreement as provided therein. This Release shall be effective on the eighth calendar day after it is executed by me (“Effective Date”) provided it has not been previously revoked as provided herein.

2. I agree to keep this Release and its terms completely confidential; however, I may disclose the terms of this Release to my spouse, accountants, tax advisors, attorneys, or as otherwise required by law. I agree not to disclose, publish or use any confidential information of the Company Group, except as the Company directs or authorizes unless required by law to do so. I also agree that I will take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of confidential information of the Company Group, and I will immediately notify the Company in the event of any unauthorized use or disclosure of the Company Group’s confidential information of which I become aware. I agree that the obligations set forth in this paragraph do not supersede, but are in addition to, any previous confidentiality obligations agreed to by me and any member of the Company Group, including those under the Agreement. The confidentiality provisions set forth in this Release and the Agreement are contractual and their terms are material to this Release.

3. I understand it is my choice whether or not to enter into this Release and that my decision to do so is voluntary and is made knowingly.

4. I represent and acknowledge that in executing this Release, I do not rely, and have not relied, on any communications, statements, inducements or representations, oral or written, by any of the Releasees, except as expressly contained in this Release.

5. I also represent and warrant that, on or before my last date of employment, I will have delivered to the Company (a) all documents and materials containing confidential information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Company Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Company Group that are or were in my possession or under my control.

6. The Company and I agree that this Release shall be binding on us and our heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of our heirs, administrators, representatives, executors, successors and assigns.

7. This Release shall be interpreted under and governed by the laws of the State of North Carolina. The Company and I agree that the language of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

8. The Company and I agree that should that any provision of this Release be determined to be illegal or invalid, the validity of the remaining provisions will not be affected and any illegal or invalid provision will be deemed not to be a part of this Release.

9. The Company and I agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

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Please read carefully as this document includes a General Release of claims.

As evidenced by my signature below, I certify that I have read the above Release and agree to its terms.

Eric Brown

Date:

Accepted and Acknowledged:

ORTHOFIX INTERNATIONAL N.V.

By:

Title:

Date:

ORTHOFIX INC.

By:

Title:

Date: